Exhibit 99.1

AI leader Naresh Soni joins CXApp Inc. (Nasdaq: CXAI) as Chief Technology Officer to accelerate Artificial Intelligence (AI) and Augmented Reality (AR) Innovations

CXAI bringing customer experiences with connected intelligence for the new age of work

Palo Alto, Calif., June 6, 2023 / -- CXApp Inc (Nasdaq : CXAI), the global technology leader in employee workplace experiences has announced that AI leader Naresh Soni has joined the Company as its new Chief Technology Officer spearheading its Artificial Intelligence (AI) and Augmented Reality (AR) efforts to drive differentiated solutions in this emerging sector.

Khurram Sheikh, Chairman and CEO of CXApp said, “The CXAI SaaS platform is anchored on the intersection of customer experience (CX) and connected artificial intelligence (AI) providing digital transformation for the physical workplace for enhanced experiences across people, places and things. Naresh Soni embodies the new age digital leader that will help translate this vision into market reality. Knowing Naresh for more than 15 years, I could not be happier to welcome a world class technologist to lead this massive technology transformation.”

As CTO, Naresh Soni will drive CXApp’s efforts with AI and AR technologies to revolutionize customer experiences across various industries. Naresh’s impressive track record in developing cutting-edge solutions and his deep understanding of the AI and AR landscape make him an ideal fit for CXApp’s growth strategy.

With over 25 years of experience in the technology industry, Naresh Soni has consistently demonstrated his ability to translate transformational ideas into impactful products. He has a proven track record of leading high-performing teams and driving innovation in AI and AR applications. Naresh’s expertise spans the entire product development lifecycle, from conceptualization to implementation and market launch. Naresh’s prior leadership roles include developing groundbreaking technologies at major technology firms like Nokia, ST Micro, AT&T Bell Labs and IBM, as well as being the CTO for Interdigital, Inc. (IDCC), a multi-billion-dollar public company with a large Intellectual Property (IP) portfolio. Naresh holds a Master of Science in Electrical and Computer Engineering (MSEE) from the University of Texas, Austin and has completed the executive management program on innovation from the MIT Sloan School of Management.

Naresh Soni expressed his excitement about joining CXApp and his commitment to driving the company’s technological advancements. “I am honored to be a part of CXApp’s journey towards redefining customer experiences,” said Naresh. “I believe that the fusion of AI and AR has the potential to revolutionize how businesses engage with their customers. I am excited to work with Khurram again and his talented team at CXApp and contribute to creating innovative products that will shape the future of our industry.”

Khurram Sheikh concluded “CXApp is a “category-maker” company that has developed the most engaging application for the hybrid workplace market – in reality, this is the Workplace SuperApp with over 150 native features and 100+ API integrations. We are excited to bring Naresh on to fuel the next wave of innovation with AI and AR that will define the future of work.”

About CXApp Inc.

CXApp Inc.’s the Workplace SuperApp, consolidates the services, features, and functions of your workplace tech stack into a single mobile app. The CXApp solution suite includes an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies and an AI-based analytics platform providing a full-stack software solution for enterprises. CXApp’s customers include major Fortune 500 Global Companies in the technology, financial, consumer, medical and media entertainment verticals.

www.cxapp.com

CXApp Inc.: marketing@cxapp.com